UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2023 (August 29, 2023)

G-III APPAREL GROUP, LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18183 (Commission File Number)	41-1590959 (IRS Employer Identification No.)
(Address of principal executive offices)
512 Seventh Avenue New York, New York (Address of Principal Executive Offices)	10018 (Zip Code)

(212) 403-0500

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	GIII	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement

Employment Agreement with Sammy Aaron

On August 29, 2023 (the “Effective Date”), G-III Apparel Group, Ltd. (the “Company”) entered into a new Employment Agreement, dated August 29, 2023, with Sammy Aaron (the “Executive”), its Vice Chairman and President (the “Employment Agreement”).

The Compensation Committee and our Board of Directors listened to the concerns that our stockholders voiced regarding the prior compensation arrangements with our two most senior executives, Morris Goldfarb and Mr. Aaron. The Committee and the Board factored in the lack of shareholder support the Company’s Say on Pay proposals received in recent years. The Committee and the Board had tried over the years to be responsive to our stockholders, but faced the reality that the Company could not unilaterally change the existing employment agreements with Mr. Goldfarb and Mr. Aaron. We entered into a new employment agreement with Mr. Goldfarb as described in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2023.

Mr. Aaron also voluntarily engaged with us and worked with us in agreeing to the new Employment Agreement.

The major changes to Mr. Aaron’s compensation package under the Employment Agreement are (i) a change to the structure of Mr. Aaron’s annual cash incentive designed to align with current market practice and to reduce the size of the annual cash incentive and (ii) a change in the mix of annual cash compensation and annual equity grants that increases the weighting of equity versus cash and encourages long-term performance and shareholder value creation. The Employment Agreement also provides for a special bonus and a retention bonus in recognition of the significant reduction in the annual cash incentive agreed to by Mr. Aaron.

The annual cash incentive provision in the new Employment Agreement is expected to result in a substantial reduction in the annual incentive cash payment that would have been earned under the terms of Mr. Aaron’s prior employment agreement with the Company. Instead of an annual cash incentive based on 4% of pre-tax income, Mr. Aaron is eligible for a target annual cash incentive award of $3,000,000, payable if predefined performance metrics are achieved. The award is subject to a hard dollar cap if the performance metrics are exceeded. The performance metrics include a minimum performance level that will result in no cash incentive payment to Mr. Aaron if the Company’s results fall below threshold. The award will also include adjustments for share dilution and EPS increases and decreases. This structure is consistent with incentive programs used by comparable companies and is described below in more detail.

The Employment Agreement is designed to reduce the annual incentive cash compensation paid to Mr. Aaron and increase the portion paid in equity.  This shift in the mix of cash and equity compensation responds to concerns raised by stockholders about the structure of the Company’s compensation arrangements. The Employment Agreement provides that Mr. Aaron will receive an annual equity grant of 225,000 shares with a maximum grant date fair value of $4,500,000 with 60% of such shares composed of performance stock units (“PSUs”) and 40% of such shares composed of time vested restricted stock units (“RSUs”), vesting at the end of three years if the performance and service conditions are met, as described below. These grants will be made under the Company’s 2015 Long Term Incentive Plan (the “2015 Plan”) or such other plan that replaces the 2015 Plan (collectively the “Plan”).

Recognizing that the annual incentive cash payments that Mr. Aaron is expected to receive under the terms of the Employment Agreement are significantly lower than under the prior employment agreement, the Employment Agreement provides for a one-time special bonus of $2,000,000 and a one-time retention bonus of $1,000,000. These bonuses are described in more detail below.

We believe that the Employment Agreement, taken as a whole, is responsive to comments from our stockholders and represents a better alignment of our compensation program with stockholder interests and contemporary market practice.  We want to emphasize that we listened to our stockholders during outreach, considered our Say on Pay results and acted accordingly. We also acknowledge that Mr. Aaron voluntarily engaged with us and worked with us in agreeing to the new Employment Agreement.

Certain significant terms of the Employment Agreement are summarized below.

Duration of Agreement. The Employment Agreement has an initial term through January 31, 2025, the same as his prior employment agreement, with automatic renewal of the term for one-year periods on each August 1st prior to the end of the then Employment Term, commencing with August 1, 2024, unless prior to such August 1st either party shall have given written notice to the other of non-renewal.

Salary and Benefits.  Pursuant to the Employment Agreement, as of the Effective Date, Mr. Aaron’s initial annual base salary would be paid at the rate of $1,000,000 per year, subject to such increases as may be approved at the discretion of the Compensation Committee. Mr. Aaron will be entitled to participate in all employee benefit plans that are generally available to senior executives of the Company, subject to eligibility requirements.

Special Bonus and Retention Bonus. In recognition of the significantly reduced annual incentive cash payments that Mr. Aaron has voluntarily agreed to under the terms of the Employment Agreement, the Employment Agreement provides for a one-time special bonus of $2,000,000 payable within 15 days of the Effective Date. In addition, Mr. Aaron is entitled to a one-time retention bonus of $1,000,000, provided that, as of January 31, 2025, the Company has not terminated the Employment Agreement for “cause” or Mr. Aaron shall not have terminated the Employment Agreement without “cause” or without “Good Reason” (each of the terms as defined in the Employment Agreement). The retention bonus is payable within 15 days of January 31, 2025.

Annual Cash Incentive. During each of the Company’s fiscal years during the Employment Term, commencing with the fiscal year ending January 31, 2024. the new annual cash incentive program for Mr. Aaron provides for an annual target cash incentive of $3,000,000 (the “Target Bonus”) that could be earned based on financial metrics determined each year by the Committee. For fiscal 2024, the annual cash incentive will be based on Adjusted Pre-Tax Income. The target amount would be paid if the Company’s Adjusted Pre-Tax Income is equal to the Goal determined by the Committee with a maximum payout of two times the target if Adjusted Pre-Tax Income exceeds the Goal by specified amounts and a minimum payout of one-half of the target if Adjusted Pre-Tax Income is below the goal. There would be no annual cash incentive paid if Adjusted Pre-Tax Income is less than 80% of the Goal. The amount of the annual cash incentive can be increased by up to 5% based on a decrease in shares outstanding or decreased by 5% based on an increase in shares outstanding. In addition, the target bonus could be increased by up to 15% based on an increase in Adjusted EPS compared to the prior year and decreased by up to 15% based on a decrease in Adjusted EPS compared to the prior year.  There is expected to be a significant reduction in the annual cash incentive paid to Mr. Aaron under the Employment Agreement compared to the annual cash incentive based on the formula contained in the prior employment agreement.

Annual Equity Grant. The Employment Agreement provides for an annual grant of PSUs and RSUs commencing with the fiscal year ending January 31, 2025. Executive shall be entitled to receive annual grants for an aggregate of 225,000 shares with 60% of such shares being subject to PSUs and 40% of such grants being subject to RSUs; provided, however, that the aggregate grant date fair value for the annual grant based on the closing price of the Company’s common stock on the date of grant may not exceed $4,500,000. (By way of example, if the closing price of the Company’s common stock on the date of grant is $20 or less, then the annual grant shall be for an aggregate of 225,000 shares. If the closing price of the Company’s common stock on the date of grant is greater than $20, the aggregate number of shares subject to the annual grant will be the amount determined by dividing $4,500,000 by such closing price with 60% of such shares being subject to PSUs and 40% of such shares being subject to RSUs.) The performance metrics and other terms and conditions of the PSUs, including time vesting provisions, shall be as determined by the Compensation Committee and subject to a PSU Agreement and the terms of the Plan governing such grants, and the RSUs shall be subject to an RSU Agreement that provides for three-year cliff vesting and the terms of the Plan.

The number of shares of common stock to which the PSU and RSU awards relate will be appropriately adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.

Effect of Termination. In the event of Mr. Aaron’s death during the term, his estate will receive 12 months of his then current salary plus compensation pursuant to the annual cash incentive for that fiscal year (based on actual performance) prorated according to the number of days of employment in such fiscal year. In the event of his termination due to disability during the term, he will receive 50% of annual base salary for the remaining term of the Employment Agreement.

If during the term of the Employment Agreement the Company terminates Mr. Aaron’s employment without “cause” or if he terminates his employment with “cause” or for “Good Reason” (all as defined in the Employment Agreement), Executive will be entitled to receive (x) his then current annual base salary payable for two (2) years thereafter in equal payroll installments, plus (y) his Target Bonus for the fiscal year in which his employment terminates and for the following fiscal year, in each case payable at the same time such Target Bonus would have been paid had the Executive’s employment not terminated.

Effect of Change of Control. If, during the term of the Employment Agreement, a “Change In Control” (as defined therein) occurs, and the Company terminates Executive’s employment without “cause” or if he terminates his employment for “cause” or “Good Reason” after a “Change In Control,” then at any time within two years after the occurrence of a Change In Control, Mr. Aaron is entitled to be paid two times his five-year average compensation as reported on his form W-2 in equal periodic payroll installments during the twenty-four months after such termination date, as well as two years of full benefit continuation or the equivalent.

Restrictive Covenants. The Employment Agreement contains certain restrictive covenants that apply during and after his employment, including an agreement to not disclose confidential information at any time during the term of the agreement or thereafter, and, for a two-year period following his termination of employment for any reason, non-competition and non-solicitation agreements.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text, filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information with respect to the Employment Agreement set forth in Item 10.1 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

10.1Employment Agreement, dated August 29, 2023, between G-III Apparel Group, Ltd. and Sammy Aaron.

104Cover Page Interactive Data File (embedded within the Inline XBRL document).

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated August 29, 2023, between G-III Apparel Group, Ltd. and Sammy Aaron.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G-III APPAREL GROUP, LTD.

Date: August 30, 2023	By:	/s/ Neal S. Nackman
	Name:	Neal S. Nackman
	Title:	Chief Financial Officer